Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Fourth Quarter 2019 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Director of Finance and Investor Relations

Derek Dubner, Interim Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s fourth quarter 2019 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your touch tone telephone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Director of Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome.  Thank you for joining us today to discuss our fourth quarter 2019 financial results.  With me today is Derek Dubner, our Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer.  Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.  For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin and adjusted EBITDA.  Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the fourth quarter earnings press release issued earlier today.  In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chief Executive Officer, Derek Dubner.

Derek Dubner

Thank you, and good afternoon to those joining us today to discuss our fourth quarter 2019 results.  We are pleased to report a very strong fourth quarter, which capped off a stellar 2019.  For the fourth quarter, we saw record revenue of $9.1 million, a 92% increase over fourth quarter 2018, led by strong growth from existing customer expansion, with a 177% increase in growth from revenue from existing customers.  Adjusted gross profit increased 134% to $5.6 million and our adjusted gross margin increased to 62% from 51% in the same period of 2018.  Adjusted EBITDA was $0.8 million.  Adjusted EBITDA for the fourth quarter would have been $1.5 million factoring in one item which Dan will discuss later.

For the full year 2019, total revenue increased 86% to $30.3 million and adjusted EBITDA grew $6.4 million to $1.9 million.

As demonstrated by our performance, we are pleased with the strength we saw in our business in the fourth quarter, especially given that the fourth quarter has historically presented headwinds for our industry.  As to idiCORE, our flagship product, we continue to execute in furtherance of penetrating various verticals and moving upmarket within verticals.  On the FOREWARN front, our subscription app-based solution for face-to-face engagement, we continue to penetrate the real estate industry with this first-of-its-kind real-time identity verification and risk mitigation tool.  Real estate association after association are securing the services of FOREWARN for their membership, highlighting the inevitable fact that this solution should be in every real estate professional’s hand.  We proudly recently announced our first two statewide adoptions of FOREWARN by Maine and Connecticut and we expect more to follow.  We are also developing new applications for FOREWARN in other industries reliant on face-to-face engagement.

We are seeing broad based strength throughout the business, across brands and delivery channels.  During the quarter, we added over 280 new idiCORE customers and over 6,700 FOREWARN users.  Online and batch channels grew 47% and 77% respectively over fourth quarter 2018.  API, where our larger customers leverage the power of our data and industry agnostic platform, CORE, to integrate directly with their systems, saw the largest growth with 210%.  Our platform provides for a standard, yet easily customizable, dynamic API, along with other means of product utilization, that allows us to deliver mission-critical solutions for many industries, generating real-time insights and enabling better data-driven decisioning.  We are very encouraged as we continue to drive revenue from larger customers and create opportunities in new market segments that were previously not available to us.

Through a first-class team of data scientists, engineers and technology personnel, we are leading the charge in our industry.  Engineered in the cloud from the ground up, CORE is proving to be differentiated technology, delivering speed, flexibility, efficiency, and scalability that our customers are not getting from the competition.  As well, we continue to aggregate and assimilate a massive data repository consisting of public record, publicly-available and proprietary data, including a trove of self-reported consumer data.  We maintain a durable, scalable, cloud infrastructure by which we store and deploy our data assets and solutions.  And throughout our development cycle, we are intently focused on the customer experience.  From the first point of contact with a prospect, through setup, product trial, integration, customization, product use and relationship management, understanding and solving for the customer’s needs are our primary goal.

As I have discussed before, our business is driven by three guiding principles:  drive innovation, create differentiated technology and solutions, and maintain a relentless focus on the customer experience.  Our numbers continue to confirm that we are executing on those principles.

We are very proud of our performance in 2019, generating $30.3 million in revenues, compared to $16.3 million in 2018.  For 2020, we are off to another record-breaking start and remain well positioned to deliver what we believe will be another transformative year.  With the first two months of 2020 behind us, we are currently on pace to achieve $2.0 million in adjusted EBITDA in the first quarter of 2020.  This is particularly exciting as this would exceed our entire adjusted EBITDA for all of 2019.

We have a terrific team, leading technology, and differentiated products and solutions. I have great confidence that we will continue to deliver for the foreseeable future.  With that, I turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon.  This has been an extraordinary year for red violet.  Across the entire organization, our teams have been incredibly focused and disciplined and we’re seeing this translate into our numbers quarter after quarter.  In addition to the key accomplishments Derek addressed, I wanted to highlight some 2019 financial metrics that I believe will give you a clear picture of the operational leverage of our business and what that means for us going forward in 2020.  For the full-year 2019, our $14.0 million increase in revenue translated into a $10.4 million increase in adjusted gross profit.  That $10.4 million increase by itself is a great measure of our leverage.  But, to give you an idea of how that ultimately translates to cash flow, we generated $9.7 million of incremental cash flow from operations off that $10.4 million increase in adjusted gross profit.  That is greater than 90% contribution of adjusted gross profit to cash flow from operations in 2019.  We’re extremely proud of this number.  It is a testament to our technology platform, our people, and the ability to leverage this business model and drive profitably into the future.

I’m excited to report on our record setting fourth quarter. Starting with our consolidated results, for clarity, all the comparisons I will discuss today will be against the fourth quarter of 2018, unless noted otherwise.

Revenue increased 92% to $9.1 million led by strong growth from existing customer expansion, with 177% increase in growth revenue from existing customers.  Adjusted gross profit increased 134% to $5.6 million and our adjusted gross margin increased to 62% from 51%.  Our adjusted EBITDA was $0.8 million, compared to a negative $1.0 million in the fourth quarter of 2018.  We expect to see continued strong margin and adjusted EBITDA expansion throughout 2020 as we continue to capitalize on the P&L’s operating leverage.

I do want to highlight one item that was included in our $0.8 million in adjusted EBITDA for the fourth quarter.  There was a total of $0.7 million in year-end discretionary cash bonuses to employees granted as a result of the Company’s 2019 performance.  Although discretionary and not necessarily recurring, because this was related to compensation, we did not back this amount out of adjusted EBITDA.  If you exclude the $0.7 million in discretionary cash bonuses, the adjusted EBITDA for the fourth quarter would have been $1.5 million.

Continuing to the details of our P&L, as mentioned, revenues were $9.1 million for the fourth quarter.  We added over 280 new customers to idiCORE and over 6,700 users to FOREWARN in the quarter.  In what has historically been a seasonally slower quarter for us, the new customer and new user numbers are extremely encouraging.  In addition, we saw stellar revenue growth from existing customers as larger customers continue to increase their volume and spend with us.  We increased the headcount of our sales team in the fourth quarter and will continue to expand our sales capabilities throughout 2020.  With continued revenue expansion from existing customers driven by product enhancements and an increasing salesforce that has been optimized to drive new business, we believe we are well positioned to fuel accelerated revenue growth in 2020.

Moving down the P&L, our cost of revenues were $3.4 million compared to $2.3 million for the fourth quarter 2018.  This $1.1 million increase was a result of increases in data licensing and infrastructure costs.  Adjusted gross profit increased 134% to $5.6 million, producing an adjusted gross margin of 62%, an 11 percentage point increase over fourth quarter 2018.  As I discussed earlier, we expect to see our adjusted gross margin continue to expand throughout 2020 as we drive revenue growth.

Sales and marketing expenses increased to $0.8 million.  I’m sorry, sales and marketing expenses increased $0.8 million to $2.1 million for the fourth quarter.  The increase was due primarily to increased headcount and sales commissions related to revenue growth.  The $2.1 million of sales and marketing expense for the quarter consisted primarily of $1.0 million in employee salaries and benefits and $0.5 million in sales commissions.

General and administrative expenses were $7.6 million for the quarter, consisting primarily of $4.5 million of non-cash share-based compensation which includes a one-time $2.3 million charge, $1.6 million of employee salaries and benefits and $0.8 million in accounting, IT and other professional fees.  Compared to the fourth quarter 2018, general and administrative expenses increased $5.0 million, attributed primarily to a $4.2 million increase in non-cash share-based compensation.  In addition to the one-time share-based expense and the discretionary bonuses discussed earlier, the fourth quarter included a charge of $0.2 million for the settlement of a sales and use tax audit open since the first quarter 2018.  Excluding these non-recurring items, we expect our general and administrative expenses to trend between $4.5 and $5.0 million over the next several quarters.

Depreciation and amortization was $0.8 million for the quarter, compared to $0.6 million in fourth quarter 2018.  This increase was primarily the result of the amortization of internally developed software.

Net loss was $4.9 million for the quarter, largely a result of non-cash share-based compensation expense of $4.6 million.  Comparatively, net loss for the fourth quarter 2018 was $2.0 million, which included $0.3 million of non-cash share-based compensation expense.

We reported a loss of 42 cents per share for the quarter based on a weighted average share count of 11.6 million shares.

Moving on to the balance sheet, cash and cash equivalents were $11.8 million at December 31, 2019, compared to $10.0 million at December 31, 2018.  Current assets were $16.0 million compared to $13.1 million and current liabilities were $4.3 million compared to $3.5 million.

We generated $1.6 million in cash from operating activities for the twelve months ended December 31, 2019, compared to using $8.1 million in cash for operating activities for the same period in 2018.

Internally, we track our operational cash earn versus burn on a monthly basis by calculating adjusted EBITDA and subtracting the cash we use for the development of internal use software and other capital expenses, both found on our statement of cash flows.  Based on this earn/burn analysis, we burned $0.7 million for the fourth quarter 2019, compared to burning $2.5 million for the fourth quarter 2018.  Additionally, if your remove the discretionary cash bonuses I discussed earlier, we would have been earn/burn breakeven in the fourth quarter 2019.

Cash used in investing activities was $6.0 million for the twelve months ended December 31, 2019, mainly the result of $5.9 million used for software developed for internal use.

Cash provided by financing activities was $6.2 million for the twelve months ended December 31, 2019, resulting from the net proceeds of $7.4 million of capital raised in the third quarter less $1.3 million of cash used for the taxes on the net settlement of 103,000 shares, now included in our treasury, of restricted stock units.

With that, our operator will now open the line for Q&A.

Operator:

Ladies and Gentlemen, if you have a question at this time, please press star and then the number one key on your touch tone telephone. If your question has been answered or you wish to remove yourself the que, you may press the pound key.

Derek Dubner

Thank you. Seeing no questions today, we appreciate everyone joining our conference call today and we look forward to reporting to you our progress on our next quarterly call. Good afternoon.

Operator:

Ladies and Gentlemen, this concludes today’s conference call. You may now disconnect.

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